Form 8-K                                4          Stone & Webster, Incorporated


                                     EXHIBIT

Exhibit (99)  Text of registrant's press release dated April 15, 1999 -


For Immediate Release                              For Information Contact
                                                       Thomas L. Langford
                                                       (617) 589-7424

          STONE & WEBSTER ANNOUNCES PRELIMINARY FIRST QUARTER RESULTS

BOSTON, MA, April 15, 1999 - Stone & Webster, Incorporated (NYSE:SW) announced that, based on preliminary analysis of its results for the quarter ended March 31, 1999, it expects to report an operating loss for the quarter. Based upon a reevaluation of the costs to complete two projects, the Company now expects to report an operating loss of approximately $4.50 per share for the first quarter.

"The quarter's results reflect provisions of approximately $74 million to cover the anticipated costs of completing two international projects" said Kerner Smith, Chairman, President and Chief Executive Officer. "We had believed that the provisions made at the end of 1998 would be sufficient, however, during the first quarter of 1999 the continuing effects of the delay and disruption resulting from changes in work scope and jobsite conditions, and the rework of certain deficiencies, principally with vendor supplied equipment, have exposed the Company to increased costs and have led to these results. Without these provisions, earnings would have been approximately $.25 per share, which is within the range of analysts' estimates for the quarter."

These statements regarding estimated results are preliminary. The Company expects to announce its final results on April 27, 1999.

Business Outlook

"While the quarter's financial results are extremely disappointing to the Company's management, its employees and its shareholders, the two projects which have severely impacted what otherwise would have been positive operating results from our engineering and construction business should be essentially complete by the third quarter of 1999," Mr. Smith said. "We expect the improved margins included in our substantial backlog of work to be performed, and our continuing drive to reduce costs and operating expenses, to produce improved results in the second half of this year. In addition, we intend to aggressively pursue recovery of the extra costs incurred in completing the projects which have negatively impacted our operating results. The Company's expectations are that, excluding the provisions mentioned above, earnings per share for the year would have been approximately $2.13 per share, which is consistent with the First Call analysts' estimates."

Company Background

Stone & Webster is a global leader in engineering, construction and consulting for power, process, environmental/infrastructure and industrial markets.

Safe Harbor statement under the Private Securities Litigation Reform Act of 1995: Any forward-looking statements made in this release represent management's best judgment as to what may occur in the future. However, the Company's actual results for the current and future fiscal periods and other corporate developments will depend upon a number of economic, competitive and other factors including some of which will be outside the control of the Company. Such factors could cause the Company's actual results for future periods to differ materially from those expressed in any forward looking statements made in this release.

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